Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2020 THIRD QUARTER RESULTS

•	Third Quarter Comparable-Store Sales Increased 7.7 Percent
•	Third Quarter Net Income of $265 Million, or $2.52 per Share
•	Non-GAAP Net Income of $128 Million, or $1.21 per Share

NEW YORK, NY, November 20, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 31, 2020.

Third Quarter Results

Net income for the Company’s third quarter of 2020 was $265 million, or $2.52 per share, compared to net income of $125 million, or $1.16 per share in the corresponding prior-year period. Included in these results are the following pre-tax items: 1) a $190 million non-cash gain related to a higher valuation for one of the Company’s minority investments, 2) $3 million in costs related to the shutdown of the Runners Point banner, and 3) $1 million for costs incurred in connection with social unrest. Excluding these items, non-GAAP earnings were $128 million, or $1.21 per share, for the third quarter of 2020, as compared to non-GAAP earnings of $122 million, or $1.13 per share, for the same period in 2019. A reconciliation of GAAP to non-GAAP results is included in the tables on the following pages.

Third quarter comparable-store sales increased by 7.7 percent. Total third quarter sales increased 9.0 percent, to $2,106 million, compared to sales of $1,932 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the third quarter of 2020 increased by 7.7 percent. The Company’s gross margin rate decreased to 30.9 percent from 32.1 percent a year ago, while the SG&A expense rate decreased to 20.1 percent in the third quarter of 2020 from 21.3 percent a year ago.

“We delivered a strong top- and bottom-line performance in the third quarter, underscoring the strength of our in-store and online product assortments and the resilience of the Foot Locker, Inc. brands,” said Richard Johnson, Chairman and Chief Executive Officer. “Although the back-to-school selling season kicked in later than usual due to COVID-19-related delays, momentum built as the quarter progressed, and we were pleased with our customers’ continued strong engagement across our family of brands. Our teams again executed well in a dynamic environment and did a tremendous job maintaining a seamless, safe, and exciting shopping experience for our customers.”

“With close to $2 billion in liquidity, we believe our company is well prepared both financially and operationally to continue navigating the ongoing pandemic,” added Lauren Peters, Executive Vice President and Chief Financial Officer. “Looking ahead, with over 10 percent of our store fleet temporarily closed due to COVID restrictions, we are taking proactive measures for the upcoming holiday period to deliver outstanding experiences both in our stores and online, while ensuring the safety of our team members and customers.”

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Year-To-Date Results

For the first nine months of the year, the Company posted net income of $200 million, or $1.91 per share on a GAAP basis, compared to net income of $357 million, or $3.23 per share, for the corresponding period in 2019. On a non-GAAP basis, earnings per share for the nine-month period totaled $1.26, compared to $3.32 per share earned in the same period in 2019. Year-to-date sales were $5,359 million, a decrease of 7.3 percent compared to sales of $5,784 million in the corresponding prior-year period. Year-to-date, comparable store sales decreased by 7.1 percent and total year-to-date sales excluding the effect of foreign currency fluctuations decreased by 7.5 percent.

Financial Position

As of October 31, 2020, the Company’s merchandise inventories were $1,193 million, 8.5 percent lower than at the end of the third quarter last year. Using constant currencies, inventory decreased 9.3 percent.

The Company’s cash totaled $1,393 million, while debt on its balance sheet was $131 million. During the quarter, the Company repurchased 308 thousand shares for $10 million and paid a quarterly dividend of $0.15 per share for a total of $16 million.

Financial Outlook

As previously announced, the Company withdrew its full-year 2020 guidance in March. Given the ongoing uncertainty created by COVID-19, the Company is not providing full-year 2020 guidance at this time.

Store Base Update

During the third quarter, the Company opened 27 new stores, remodeled or relocated 8 stores, and closed 95 stores, including 70 Runners Point stores. As of October 31, 2020, the Company operated 3,032 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 126 franchised Foot Locker stores were operating in the Middle East.

The Company is hosting a live conference call at 9:00 a.m. ET today, November 20, 2020, to review these results and provide an update on the business. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10149032 through December 4, 2020. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, the continued effect of the global pandemic, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 filed on March 27, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2020 filed on September 9, 2020. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended October 31, 2020 and November 2, 2019

(In millions, except per share amounts)

	Third Quarter		Third Quarter Year-to-Date
	2020	2019	2020	2019
Sales	$2,106	$1,932	$5,359	$5,784
Cost of sales	1,456	1,312	3,900	3,941
SG&A	424	411	1,127	1,220
Depreciation and amortization	44	44	132	134
Impairment and other charges	4	1	58	16
Income from operations	178	164	142	473

Interest (expense) income, net	(2)	3	(5)	9
Other income, net	193	4	197	8
Income before income taxes	369	171	334	490
Income tax expense	104	46	134	133
Net income	$265	$125	$200	$357

Diluted earnings per share	$2.52	$1.16	$1.91	$3.23
Weighted-average diluted shares outstanding	105.3	107.2	105.1	110.5

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

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Non-GAAP Reconciliation

(unaudited)

Periods ended October 31, 2020 and November 2, 2019

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below and on the following pages.

Reconciliation of GAAP to non-GAAP results:

	Third Quarter		Third Quarter Year-to-Date
	2020	2019	2020	2019
Pre-tax income:
Income before income taxes	$369	$171	$334	$490
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	4	1	58	16
Other income (2)	(190)	(4)	(190)	(4)
Adjusted income before income taxes (non-GAAP)	$183	$168	$202	$502

After-tax income:
Net income	$265	$125	$200	$357
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $-, $-, $9, and $4, respectively (1)	4	1	49	12
Other income, net of income tax expense of $50, $-, $50, and $- million, respectively (2)	(140)	(4)	(140)	(4)
Tax (benefit) charge related to revaluation of certain intellectual property rights (3)	(1)	—	24	—
U.S. tax reform (4)	—	—	—	2
Adjusted net income (non-GAAP)	$128	$122	$133	$367

	Third Quarter		Third Quarter Year-to-Date
	2020	2019	2020	2019
Earnings per share:
Diluted earnings per share	$2.52	$1.16	$1.91	$3.23
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.03	0.01	0.45	0.11
Other income (2)	(1.33)	(0.04)	(1.33)	(0.04)
Tax (benefit) charge related to revaluation of certain intellectual property rights (3)	(0.01)	-	0.23	-
U.S. tax reform (4)	-	-	-	0.02
Adjusted diluted earnings per share (non-GAAP)	$1.21	$1.13	$1.26	$3.32

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Non-GAAP Reconciliation

(unaudited)

Periods ended October 31, 2020 and November 2, 2019

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)	Included with this caption are impairment charges and various charges, as follows:

	Third Quarter		Third Quarter Year-to-Date
	2020	2019	2020	2019
Impairment and other charges (pre-tax):
Costs and losses related to social unrest	$1	-	$19	$-
Runners Point shutdown	3	-	19	-
Impairment	-	-	15	-
Eastbay reorganization	-	-	3	-
Pension reformation	-	1	2	3
SIX:02 shutdown	-	-	-	13
	$4	$1	$58	$16

Cost and losses related to social unrest represented inventory losses, damages to store property, repairs, and other costs incurred in connection with the riots that affected certain parts of the United States and Canada during the second quarter of 2020. During the third quarter, social unrest continued and resulted in an additional loss of $1 million. For the thirty-nine weeks ended October 31, 2020, the charge represented inventory losses of $15 million, damages to store property of $2 million, repairs and other costs of $2 million.

(2)	The Company recorded a non-cash gain of $190, or $140 million after-tax, during the thirteen weeks ended October 31, 2020. This gain was related to one of our minority investments that is measured using the fair value measurement alternative, which received additional funding at a higher valuation than the initial investment.

During the thirteen weeks ended November 3, 2019, the Company recognized a gain of $4 million in connection with the exchange of a note for a distribution center lease and related fixed assets. The tax expense was fully offset by the release of a valuation allowance.

(3)	During the first quarter of 2020, the Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement. Due to changes in the financial outlook, the Company reversed $2 million and $1 million during the second and third quarters of 2020, respectively, of the revaluation charge.
(4)	In connection with U.S. tax reform, the Company recorded a charge of $2 million for the thirty-nine weeks ended November 2, 2019. The charge reflected an adjustment to U.S. tax on foreign income.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	October 31,	November 2,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$1,393	$744
Merchandise inventories	1,193	1,304
Other current assets	237	299
	2,823	2,347
Property and equipment, net	773	814
Operating lease right-of-use assets	2,752	2,956
Deferred taxes	69	93
Other assets	601	411
	$7,018	$6,621

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$514	$396
Accrued and other liabilities	451	333
Current portion of obligations under finance leases	2	-
Current portion of lease obligations	575	508
	1,542	1,237
Long-term debt and obligations under finance leases	129	122
Long-term lease obligations	2,514	2,719
Other liabilities	181	116
Total liabilities	4,366	4,194
Total shareholders' equity	2,652	2,427
	$7,018	$6,621

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 1,			October 31,	Relocations/
	2020	Opened	Closed	2020	Remodels
Foot Locker U.S.	867	18	9	876	15
Foot Locker Europe	636	7	15	628	7
Foot Locker Canada	105	—	2	103	—
Foot Locker Pacific	91	1	—	92	2
Foot Locker Asia	14	3	—	17	—
Kids Foot Locker	431	2	7	426	7
Lady Foot Locker	46	—	7	39	—
Champs Sports	536	8	6	538	4
Footaction	245	2	7	240	7
Runners Point	81	1	82	—	—
Sidestep	77	8	12	73	1
Total	3,129	50	147	3,032	43

Selling and gross square footage are as follows:

	February 1, 2020		October 31, 2020
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S,	2,403	4,191	2,449	4,283
Foot Locker Europe	1,016	2,181	1,013	2,172
Foot Locker Canada	263	432	251	413
Foot Locker Pacific	148	240	152	245
Foot Locker Asia	42	76	59	107
Kids Foot Locker	740	1,278	740	1,277
Lady Foot Locker	66	110	56	93
Champs Sports	1,930	2,999	1,938	3,013
Footaction	777	1,317	750	1,233
Runners Point	105	185	—	—
Sidestep	75	137	84	151
Total	7,565	13,146	7,492	12,987

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